As filed with the Securities and Exchange Commission on October 9, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
_____________________________

VANGUARD NATURAL RESOURCES, LLC

(Exact name of registrant as specified in its charter)
_____________________________

Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan
(Full title of the plan)
_____________________________

Delaware (State or other jurisdiction of incorporation or organization)	61-1521161 (I.R.S. Employer Identification Number)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(832) 327-2255

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________________

Scott W. Smith
5847 San Felipe, Suite 3000
Houston, Texas 77057
(832) 327-2255
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

________________________________

Copy to:
Douglas V. Getten

Paul Hastings LLP
600 Travis Street, Suite 5800
Houston, Texas 77002
(713) 860-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

_________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common units representing limited partner interests	1,054,709	$7.82	$8,247,825	$831

(1)	This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 1,054,709 common units representing limited liability company interests (“VNR Common Units”) of Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”). At the effective time of the Merger (as defined in the Explanatory Note below), 5,701,132 common units representing limited partner interests (“Eagle Rock Common Units”) of Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), were reserved and available for issuance under the Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan, as amended and restated effective June 24, 2014 (the “Eagle Rock Plan”). In connection with the Merger, Vanguard assumed the Eagle Rock Plan and amended, restated and renamed it as the “Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan” (as amended and restated, the “A&R Eagle Rock Plan”). As adjusted for the 0.185 exchange ratio in connection with the Merger (as described in the Explanatory Note below), 1,054,709 Vanguard Common Units are to be registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Vanguard Common Units as may become issuable pursuant to the adjustment provisions of the A&R Eagle Rock Plan.

(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per Vanguard Common Unit reported on the NASDAQ Global Select Market on October 2, 2015.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset in its entirety by $3,392.49, representing the dollar amount of the filing fee previously paid by Eagle Rock that corresponds to 5,701,132 unsold Eagle Rock Common Units registered pursuant to Eagle Rock’s Registration Statement on Form S-8 (File No. 333-197005) filed under the Securities Act on June 25, 2014.

EXPLANATORY NOTE

On October 8, 2015, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2015 (the “Merger Agreement”), by and among Eagle Rock, Eagle Rock Energy GP, L.P. (“Eagle Rock GP”), Vanguard and Talon Merger Sub, LLC (“Merger Sub”), which is an indirect wholly owned subsidiary of Vanguard, Merger Sub merged with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and indirect wholly owned subsidiary of Vanguard (the “Merger”).

Pursuant to the Merger Agreement and actions taken by Vanguard and Eagle Rock GP, among other things, (i) Eagle Rock GP transferred and assigned sponsorship and administration of the A&R Eagle Rock Plan to Vanguard, (ii) VNR Common Units were substituted for Eagle Rock Common Units and (iii) the name of the plan was amended to read “Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan.”

This Registration Statement is filed by Vanguard for the purpose of registering 1,054,709 Vanguard Common Units reserved and available for issuance under the A&R Eagle Rock Plan and awards to be granted under such plan following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Vanguard will send or give to all participants in the A&R Eagle Rock Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed by the registrant with the Commission are incorporated by reference into this Registration Statement:

•	Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 2, 2015;

•	Vanguard’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the Commission on May 4, 2015, and Vanguard’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015 filed with the Commission on August 4, 2015;

•	the Current Reports on Form 8-K or Form 8-K/A filed on September 16, 2014, October 1, 2014, November 3, 2014, February 13, 2015 (two reports), March 12, 2015 (two reports), March 25, 2015, April 21, 2015, April 22, 2015, May 22, 2015 (two reports) and May 26, 2015, May 27, 2015, June 4, 2015, July 8, 2015, September 3, 2015, September 4, 2015, October 5, 2015 (two reports), October 8, 2015 and October 9, 2015 (three reports) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A); and

•	the description of Vanguard’s common units contained in Vanguard’s Registration Statement on Form 8-A (File No. 001-33756) as filed by Vanguard with the Commission on April 22, 2013, and any amendment or report filed for the purpose of updating that description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of those documents. Any statement contained in this Registration Statement or in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Vanguard’s limited liability company agreement and subject to specified limitations, Vanguard will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events, (i) any director, officer or tax matters partner of Vanguard, (ii) any person who is or was a member, partner, manager, director, officer, fiduciary or trustee of any of Vanguard or any of its affiliates, (iii) any person who is serving at the request of Vanguard as a director, manager, officer, tax matters partner, fiduciary or trustee of another person, or (iv) any other person designated by Vanguard. Additionally, Vanguard will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events, any person who is or was an employee (other than an officer) or agent of Vanguard.

Any indemnification under Vanguard’s limited liability company agreement will only be out of Vanguard’s assets. Vanguard is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for Vanguard’s activities, regardless of whether Vanguard would have the power to indemnify the person against liabilities under Vanguard’s limited liability company agreement.

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of Vanguard’s limited liability company agreement purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the exhibit index following the signature page in this Registration Statement, which exhibit index is incorporated herein by reference.

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 9, 2015.

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith Name: Scott W. Smith Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott W. Smith and Richard A. Robert and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Scott W. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2015
Scott W. Smith

/s/ Richard A. Robert	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2015
Richard A. Robert

/s/ W. Richard Anderson	Director	October 9, 2015
W. Richard Anderson

/s/ Bruce W. McCullough	Director	October 9, 2015
Bruce W. McCullough

/s/ Loren Singletary	Director	October 9, 2015
Loren Singletary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Fifth Amended and Restated Limited Liability Company Agreement of Vanguard Natural Resources, LLC (incorporated by reference to Exhibit 3.1 to the Vanguard Natural Resources, LLC Current Report on Form 8-K, filed September 15, 2014 (File No. 001-33756)).
4.2	Form of Senior Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.1 to the Vanguard Natural Resources, LLC Registration Statement on Form S-3 filed on July 26, 2010 (File No. 333-168177)).
4.3	Form of Subordinated Indenture for Subordinated Debt Securities (incorporated by reference to Exhibit 4.2 to the Vanguard Natural Resources, LLC Registration Statement on Form S-3 filed on July 26, 2010 (File No. 333-168177)).
4.4	Specimen Unit Certificate for the Series A Cumulative Redeemable Perpetual Preferred Units (incorporated herein by reference to Exhibit B to Exhibit 3.1).
4.5	Specimen Unit Certificate for the Series B Cumulative Redeemable Perpetual Preferred Units (incorporated herein by reference to Exhibit C to Exhibit 3.1).
4.6	Specimen Unit Certificate for the Series C Cumulative Redeemable Perpetual Preferred Units (incorporated herein by reference to Exhibit D to Exhibit 3.1).
4.7	Registration Rights Agreement, dated as of May 21, 2015, by and among Vanguard Natural Resources, LLC, Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P. and NGP Energy Capital Management, L.L.C. (incorporated by reference to Exhibit 4.1 to the Vanguard Natural Resources, LLC Current Report on Form 8-K filed on May 22, 2015 (File No. 001-33756)).
4.8*	Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Eagle Rock Energy Partners, L.P.’s Current Report on Form 8-K filed on October 8, 2015.
5.1**	Opinion of Paul Hastings LLP as to the legality of the securities being offered.
23.1**	Consent of BDO USA, LLP.
23.2**	Consent of KPMG LLP.
23.3**	Consent of PricewaterhouseCoopers LLP.
23.4**	Consent of DeGolyer and MacNaughton.
23.5**	Consent of Cawley, Gillespie & Associates, Inc.
23.6**	Consent of Miller and Lents, Ltd.
23.7**	Consent of Netherland, Sewell & Associates, Inc.
23.8**	Consent of Ryder Scott Petroleum Consultants.
23.9**	Consent of Paul Hastings LLP (contained in Exhibit 5.1)
24.1**	Powers of Attorney (included on the signature page to this Registration Statement).

*	Compensatory plan, contract or arrangement.

**	Filed herewith.